Exhibit 10.5

Adagio Therapeutics, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Adagio Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Independent Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $15,000

b. Chair of the Compensation Committee: $10,000

c. Chair of the Nominating and Corporate Governance Committee: $8,000

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $5,000

c. Member of the Nominating and Corporate Governance Committee: $4,000

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grants: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase shares of Common Stock with an aggregate Black-Scholes grant date value of $800,000 (the “Initial Grant”); provided, that, in no event shall the number of shares subject to the Initial Grant exceed 150,000 shares. The shares subject to each Initial Grant will vest over a three-year period, with one-third of the shares subject to the Initial Grant vesting on the first anniversary of the grant date and 1/36th of the shares subject to the Initial Grant vesting in equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date, and will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through such date.

2. Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected by the Board at such meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase shares of Common Stock with an aggregate Black-Scholes grant date fair value of $400,000 (the “Annual Grant”); provided, that, in no event shall the number of shares subject to the Annual Grant exceed 75,000 shares. The shares subject to the Annual Grant will vest in full on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through such vesting date; provided, that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the Annual Grant will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual stockholder meeting.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.